ISSUER FREE WRITING PROSPECTUS	Filed Pursuant to Rule 433
Dated March 30, 2011	Relating to Preliminary Prospectus dated March 28, 2011
Registration No. 333-172713

NXP Semiconductors N.V.

$900,000,000

30,000,000 Shares of Common Stock

Issuer:	NXP Semiconductors N.V.

Symbol:	NXPI (Nasdaq Global Select Market)

Size:	$900,000,000

Shares offered:	30,000,000 shares of common stock

Over-allotment option:	4,431,000 shares of common stock

Price to public:	$30.00 per share

Trade date:	March 31, 2011

Closing date:	April 5, 2011

CUSIP No.:	N6596X109

Joint Book-Running Managers:	Credit Suisse Securities (USA) LLC Goldman, Sachs & Co. Morgan Stanley & Co. Incorporated Barclays Capital Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated
Co Managers:	ABN AMRO Bank N.V. Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. HSBC Securities (USA) Inc. J.P. Morgan Securities LLC KKR Capital Markets LLC

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, copies of the prospectus relating to the offering may be obtained from Credit Suisse Securities (USA) LLC at +1 800 221 1037, Goldman, Sachs & Co. at +1 866 471 2526, Morgan Stanley & Co. Incorporated at +1 866 718 1649 or prospectus@morganstanley.com, BofA Merrill Lynch at dg.prospectus_requests@baml.com or Barclays Capital Inc. at +1 888 603 5847.